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EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED
                                 (in thousands)

                                         Three Months Ended     Six Months Ended
                                              June 30,              June 30,
                                         ------------------   -------------------
                                           2004       2003      2004       2003
                                         --------   -------   --------   --------
Income before Income Taxes:              $ 95,955   $70,178   $195,883   $135,343
Add Fixed Charges:
   Interest Expense                        16,057    20,915     31,618     36,387
   Amortization of Debt Expense             1,186       960      2,337      1,944
   Interest Portion of Rent Expense         3,675     2,985      7,130      6,118
                                         --------   -------   --------   --------
      Adjusted Income                    $116,873   $95,038   $236,968   $179,792
                                         ========   =======   ========   ========

Fixed Charges:
   Interest Expense                      $ 16,057   $20,915   $ 31,618   $ 36,387
   Amortization of Debt Expense             1,186       960      2,337      1,944
   Interest Portion of Rent Expense         3,675     2,985      7,130      6,118
                                         --------   -------   --------   --------
      Fixed Charges                      $ 20,918   $24,860   $ 41,085   $ 44,449
                                         ========   =======   ========   ========

Ratio of Earnings to Fixed Charges (1)        5.6 x     3.8 x      5.8 x      4.0 x
                                         ========   =======   ========   ========

(1) The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.